Exhibit 99.2

The following is an e-mail communication from Joseph P. Schneider to the Company’s employees sent on July 5, 2012.

All,

Today, LaCrosse Footwear, Inc. has entered into a definitive agreement to be acquired by ABC-MART, INC., a leading retailer of athletic, business and casual footwear in Japan. When the transaction closes, LaCrosse will become a wholly-owned U.S. subsidary of ABC-MART and will continue to be headquartered in Portland, Oregon. Attached you will find the press release with further details on the agreement and transaction.

ABC-MART has been a valued customer of our iconic American-made products for many years. The company is a leading footwear retailer based in Tokyo with more than 800 stores throughout Japan, Taiwan and South Korea. In addition to operating as a retailer, they are the Japanese distributor for the Vans, Sperry Top-Sider and Saucony brands. They also own brands such as Hawkins and Nuovo, develop in-house footwear, and sell affordable high-quality shoes.

We see exciting synergies in our newer lifestyle and casual offerings, and we remain as committed as ever to our ongoing business in the work and outdoor markets. The partnership with ABC-MART will support our growth strategies in the global marketplace, while also leveraging our world-class manufacturing facility in Portland, Oregon to meet increasing demand for American-made products around the world.

ABC-MART is interested in our business because of our outstanding team and all the things we’re executing well today. The position of the LaCrosse and Danner brands, along with our solid product offering has never been stronger. During this time I need us all to stay focused on running our day to day business and to keep our key initiatives in mind. The management team will be traveling in the coming week to visit key customers and partners to ensure the best transition possible.

I cannot stress enough the importance of staying true to the core values of LaCrosse Footwear. It is our relentless dedication to agility, partnership, finding ways to contribute, making it personal, being focused and listening so we can learn all we can to be successful that sets us apart.

Today we are writing a new chapter in the storied history of LaCrosse. These are exciting times for all of us and I appreciate your continued focus and commitment through the transition period.

Joe

NOTICE TO INVESTORS: This letter is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of LaCrosse Footwear common stock described in the letter has not commenced. At the time the tender offer is commenced, ABC-MART will file with the SEC and mail to the LaCrosse Footwear shareholders a tender offer statement on Schedule TO and related exhibits, including the offer to purchase, letter of transmittal and other related documents and LaCrosse Footwear will file with the SEC and mail to its shareholders a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 in connection with the transaction. These materials will contain important information about ABC-MART, LaCrosse Footwear, the transaction and other related matters. Investors and securityholders are urged to carefully read each of these documents when they are available. Investors and securityholders will be able to obtain free copies of the Tender Offer Statement, the Tender Offer Solicitation and Recommendation Statement, and other documents filed with the SEC by ABC-MART and LaCrosse Footwear through the website maintained by the SEC at www.sec.gov. In addition, investors and securityholders will be able to obtain free copies of all of these materials by contacting the respective investor relations departments of ABC-MART and LaCrosse Footwear at their respective e-mail addresses below.

Forward-Looking Statements

Statements in this letter concerning the proposed acquisition of LaCrosse Footwear by ABC-MART, the expected timetable for completing the transaction, expected long-term growth for the combined company, plans for geographic expansion in the global marketplace and any other statements about ABC-MART or LaCrosse Footwear managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements. For further information concerning forward-looking statements, please read the disclosure under the heading “Forward Looking Statements” in LaCrosse Footwear’s Annual Report on Form 10-K for the year ended December 31, 2011 which has been filed with the SEC. Any statements that are not statements of historical fact (including any statements containing the words “believe”, “plans”, “anticipates”, “expects”, “estimates”, and similar expressions) should also be considered forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties and actual results could differ materially from those in the forward-looking statements. Factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, conditions affecting the industries in which ABC-MART and LaCrosse Footwear operate, the possibility that certain conditions to the offer and the merger and to consummate the transactions will not be met, the ability of ABC-MART to successfully integrate LaCrosse’s operations and employees, and other factors found under the heading “Risk Factors” in the LaCrosse Footwear Annual Report on Form 10-K for the year ended December 31, 2011. The forward-looking statements contained in this letter speak only as of the date on which they are made and, except as required by law, neither ABC-MART nor LaCrosse Footwear express any intention or undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this letter.

Investor Contacts

ABC-MART, INC.

Jo Kojima, Director and Manager

Corporate Planning Office

+81-3-3476-5452 / ir_info@abc-mart.co.jp

LaCrosse Footwear, Inc.

David Carlson, Executive Vice President and Chief Financial Officer

+1-503-262-0110 ext. 1331

or

StreetConnect, Inc.

Michael Newman

Investor Relations

+1-800-654-3517 / BOOT@stct.com